                                                                                                                   Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 27th day of September, 2006, by and between AMBASSADORS GROUP, INC. (“Company”), a Delaware corporation, and JEFFREY D. THOMAS (“Executive”), with reference to the following facts:

A. Executive has been serving Company as President and Chief Executive Officer in a satisfactory and capable manner.

B. Company has requested that Executive enter into an employment agreement with Company with respect to matters relating to continued employment with Company, and Executive has agreed to do so, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions and the mutual agreements and covenants set forth herein, the parties hereto agree as follows:

1.  SCOPE OF EMPLOYMENT.

1.1  Capacity. Company hereby continues to employ Executive, and Executive hereby accepts continued employment, as President and Chief Executive Officer of Company. Executive shall report to the Board of Directors of Company (“Board”) and perform the services and duties customarily incident to such titles.

1.2  Devotion of Services. Executive shall devote his entire business time, ability and attention exclusively to the business of Company during the Term of Employment (as defined below), except for passive investments, charitable and non-profit enterprises and any other business investments which do not interfere with his duties hereunder and which are not competitive with Company’s activities (including, without limitation, as the owner of less than 1% of the issued and outstanding capital stock of a publicly traded corporation). Executive shall perform and discharge well and faithfully those duties assigned him by the Board. Executive shall perform his services under this Agreement primarily at Company’s offices in or about the Spokane area, or such other location as is acceptable to Executive.

2.  TERM OF EMPLOYMENT. The term of Executive’s employment under this Agreement shall commence as of the date first set forth above and, unless sooner terminated pursuant to Paragraph 4 of this Agreement, shall terminate upon the close of business eighteen (18) months following the date that either party notifies the other in writing that the notifying party elects to terminate such employment (“Term of Employment”).

3.  COMPENSATION.

3.1  Salary and Bonus. In consideration of the services to be rendered by Executive hereunder including, without limitation, any services rendered as an officer or director of Company and/or any subsidiary thereof, Company shall pay to Executive the following during the Term of Employment:

(a)  A base salary in the amount of $400,000.00 per annum, which salary shall be reviewed no less frequent than annually by Company’s Board or Compensation Committee. The Board or Compensation Committee may increase Executive’s base salary but, in no event, may Executive’s base salary be reduced during the Term of Employment.

(b)  Company presently intends to continue its annual cash incentive plan with respect to Executive; provided, however, the amount of the annual cash incentive, if any, shall be at the discretion of Company’s Board or Compensation Committee.

(c)  All payments to Executive shall be subject to the applicable withholding requirements of all appropriate governmental authorities.

(d)  Company presently intends to continue its annual stock option and restricted stock grants with respect to Executive; provided, however, the number of options and/or restricted stock granted, if any, shall be at the discretion of Company’s Board or such committee.

3.2  Other Benefits. During the Term of Employment, Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to Company’s senior members of management, as such plans or programs may be in effect from time to time including, without limitation, pension, profit sharing, savings and other retirement plans or programs, accidental death and dismemberment protection, and health and medical plans.

3.3  Expenses. Company will advance to or reimburse Executive for all reasonable travel and entertainment required by Company and other reasonable expenses incurred by Executive in connection with the performance of his services under this Agreement in accordance with Company policy as established from time to time.

3.4  Vacation. Executive shall be entitled to not less than twenty-five (25) days of vacation during each fiscal year of Company, during which time Executive’s compensation shall be paid in full. Executive’s vacation allowance shall be applied and extended under the same terms and conditions as are generally applicable to other senior members of Company’s management.

4.  TERMINATION OF EMPLOYMENT.

4.1  Termination by Company for Cause; Termination by Executive Without Good Reason. Notwithstanding the provisions of Paragraph 2 of this Agreement, (i) Company may terminate Executive’s employment at any time for Cause (as defined below) by delivering written notice to Executive, and such termination shall be effective upon the date such notice is deemed received by Executive or such later date if specified in the notice, and (ii) Executive may terminate his employment without Good Reason (as defined below) by delivering written notice to Company, and such termination shall be effective eighteen (18) months after the date such notice is received by Company, or sooner at the election of the Board (but in no event less than six (6) months after Company’s receipt of the notice). In the event that Company terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason, then Executive shall only be entitled to the compensation, unpaid expenses, unpaid vacation days and other benefits provided for in Paragraph 3 of this Agreement through the date of such termination. As used herein, “Cause” shall mean any of the following events: (a) Executive is convicted, or pleads guilty or nolo contendre to, a felony or a crime involving moral turpitude; (b) Executive engages in gross negligence or gross or willful misconduct in connection with the performance of his responsibilities under this Agreement; (c) after written notice to Executive, Executive repeatedly fails to comply materially with any material Company policy; or (d) Executive materially breaches any material term or provision of this Agreement and fails to cure such breach within thirty (30) days after he receives written notice thereof from Company.

4.2  Termination by Executive With Good Reason; Termination by Company Without Cause. Notwithstanding the provisions of Paragraph 2 of this Agreement, (i) Executive may terminate his employment with Good Reason (as defined below) by delivering written notice to Company, and such termination shall be effective thirty (30) days after the date such notice is deemed received by Company or such later date (not to exceed three (3) months) as may be selected by the Board, and (ii) Company may terminate Executive’s employment without Cause by delivering written notice to Executive and such termination shall be effective upon the date that such notice is deemed received by Executive or such later date (not to exceed three (3) months) as may be specified in the notice. In the event that Executive terminates his employment with Good Reason, or Company terminates Executive’s employment without Cause, then Company shall pay to Executive all of the following upon the following terms and conditions:

(i) All of the unpaid compensation, unpaid expenses, unpaid vacation days, prorated bonuses and other benefits provided for in Paragraph 3 through the date of such termination;

(ii) An amount equal to the projected cost of Executive’s medical insurance under COBRA for the eighteen (18) month period immediately following the termination;

(iii) In the event that the notice of termination is given in anticipation of, or within the two (2) year period immediately following, a Change in Control (as defined below), an amount equal to the average annual base salary plus the average annual bonus paid to Executive for the two (2) full fiscal years immediately preceding termination (in determining the annual bonuses, there shall be included the cash amounts as well as that value ascribed for financial accounting purposes on the dates of the grants to any and all option and share grants given to Executive);

(iv) All of Executive’s unvested stock options and stock grants shall fully vest upon the date that the termination becomes effective;

(v) The payments provided for in clauses (i), (ii) and (iii) of this Section 4.2 shall be paid in full on the effective date of the termination and all such payments shall be subject to the applicable withholding requirements of all appropriate governmental authorities; and

(vi) Notwithstanding anything to the contrary contained herein, in the event that any payments and/or other consideration to be received by Executive under this Section 4.2 and Section 5.8 below are subject to the deduction limitations and tax imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (“Code”), or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such taxes together with any such interest and penalties shall hereafter collectively be referred to as “Excise Tax”), then the total amount of such payments and value of the other consideration shall be reduced, or refunded, as the case may be, by the minimum amount necessary so as to avoid the application of any Excise Tax.

As used herein, the term “Good Reason” shall mean any of the following events:

(a)  Withdrawal by Company from Executive of any substantial part of his duties then being performed, or responsibility or authority then being carried by him, or a material change in Executive’s reporting lines;

(b)  Assignment by Company to Executive of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried out by Executive;

(c)  Material reduction in the level of Executive’s responsibility, authority, autonomy, title, compensation, executive perquisites, or other employee benefits;

(d)  Failure to keep Executive in office as President and Chief Executive Officer of Company;

(e)  Company materially breaches any material term or provision of this Agreement and fails to cure such breach within thirty (30) days after it receives written notice thereof from Executive;

(f)  Fraud on the part of Company; or

(g)  Discontinuance of the active operation of business of Company.

For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, license, exchange or other transfer to a party not affiliated with Company (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of Company; (ii) a merger or consolidation of Company and Company is not the surviving entity; (iii) a reorganization or liquidation of Company; or (iv) a merger, consolidation, tender offer or any other transaction involving Company if the equity holders of

Company immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction.

4.3  Death or Permanent Disability. Executive’s employment shall terminate immediately upon the date of Executive’s death. In the event that Executive becomes physically or mentally disabled so as to become unable for more than one hundred eighty (180) days in the aggregate in any twelve (12) month period to perform his duties on a full-time basis with reasonable accommodations, Company may, at its sole discretion, terminate Executive’s employment. Upon the date of Executive’s death (if during the term of his employment) or upon Company’s termination of Executive’s employment due to a disability as provided above, then: (i) Executive shall be entitled to all of the unpaid compensation, unpaid expenses, unpaid vacation days, prorated bonuses and other benefits provided for in Paragraph 3 through the date of Executive’s death or termination for disability; and (ii) all of Executive’s unvested stock options and stock grants in Company shall fully vest on such date.

4.4  Application of Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, and shall be interpreted in accordance therewith. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding the foregoing, if Executive is a “specified employee” (as defined under Section 409A) and, to the extent that any payment or portion of a payment under Paragraph 4 of this Agreement is determined by Company to constitute a “deferral of compensation” under Section 409A to which the “short-term deferral” exception does not apply, then such payment or portion of a payment shall be paid to Executive by Company in cash and in full, as soon as practicable following six (6) months after Executive’s “separation from service” with Company (as such phrase is defined in Section 409A). If Executive dies before such payment or portion of a payment has been paid, such unpaid amounts shall be paid as soon as practicable following Executive’s death to the personal representative of Executive’s estate.

5.  NONCOMPETITION AND NONSOLICITATION.

5.1  Noncompetition. Executive acknowledges and agrees that he has received and shall continue to receive valuable Confidential Information (as defined below) and Trade Secrets (as defined below) of Company and exposure to key suppliers, service providers, group leaders and educational tour customers of Company. Accordingly, because of Executive’s access to, and knowledge of, Company’s Confidential Information and Trade Secrets and key suppliers, service providers and customers, as well as Executive’s extraordinary position within Company, Executive would be in a unique position to divert business from Company and to commit irreparable damage to Company were Executive to be allowed to compete with Company or to commit any of the other acts prohibited below.

Executive therefore agrees that, in order to protect the legitimate business interests of Company, Executive shall not, during the Term of Employment and for the Noncompete Period (as defined below), directly or indirectly, own, organize, consult with, be employed by, advise, be a partner of or joint venturer with, be a director or managing member of, or otherwise assist or provide services to, any Competitor within the Restricted Area (as each is defined below) except to the extent Executive is acting on behalf of Company.

5.2  Nonsolicitation of Employees. Executive acknowledges and agrees that Company has expended and will continue to expend significant time, effort and resources in the hiring, training and development of an unusual and extraordinary workforce whose identities and abilities Executive would not know of or learn but for his relationship with Company. Executive therefore agrees that, during the Term of Employment and for the Nonsolicitation Period (as defined below), Executive shall not, directly or indirectly, (a) solicit, or attempt to solicit, any employee of, consultant to or tour group leader associated with Company to work for, contract with, become a partner with or otherwise be retained by any Competitor of Company; (b) assist or advise any such Competitor in hiring, employing, retaining or soliciting such employees, consultants or tour group leaders; or (c) encourage any such employee, consultant or tour group leader to be hired, employed, retained or solicited by any Competitor.

5.3  Nonsolicitation of Customers. Executive acknowledges and agrees that he possesses and will continue to receive valuable Confidential Information and Trade Secrets of Company and exposure to educational tour customers and potential customers of Company. Executive therefore agrees that, during the Term of Employment and for the Nonsolicitation Period, Executive shall not, directly or indirectly, solicit any educational tour customers or potential customers of Company with whom Executive had contact with or about whom Executive learned information during Executive’s employment with Company on behalf of any other entity or person. Executive further agrees that he shall not disparage Company, its officers and directors or educational tour programs to such customers or potential customers.

5.4  Nonsolicitation of Suppliers and Service Providers. Executive acknowledges and agrees that Executive has received and shall continue to receive valuable Confidential Information and Trade Secrets of Company with respect to its relationships with its suppliers and service providers such as hotels and travel operators and that the ability to acquire services from such suppliers and service providers is limited. Accordingly, such relationships constitute valuable assets of Company. Executive therefore agrees that, during the Term of Employment and for the Nonsolicitation Period, Executive shall not, directly or indirectly, solicit any suppliers or service providers with whom Executive had contact with or about whom Executive learned information during Executive’s employment with Company on behalf of any other entity or person. Executive further agrees that he shall not disparage Company, its officers, directors or educational tour programs to such suppliers or service providers.

5.5  Confidentiality of Information. Executive acknowledges and agrees that he has been and shall be exposed to Company’s Confidential Information and Trade Secrets. Executive agrees to keep all such information strictly confidential at all times. Except as required by Executive’s duties for Company or by virtue of a subpoena or other court order applicable to Executive, Executive agrees that, both during and after the Term of Employment, not to make, use or disclose any Confidential Information or Trade Secrets to any person, company, firm, organization or other entity, or encourage any such person, company, firm, organization or other entity to make use of such Confidential Information or Trade Secrets.

5.6  Return of Documents and Electronic Media. At the end of the Term of Employment, Executive agrees to promptly return to Company any and all documents and other tangible information and data, regardless of the form in which it is recorded, as well as any and all copies and reproductions of such documents or other tangible information and data (regardless of the form of such copies or reproductions), which Executive (i) received or obtained from or on behalf of Company or (ii) prepared, compiled or collected while employed by Company. Executive specifically agrees not to retain any copies of any Confidential Information or Trade Secrets.

5.7  Ownership of Work Product. All work product, data, documentation, information or materials conceived, discovered, developed or created by Executive in the course of Executive’s work for Company (collectively, the “Work Product”) shall be owned exclusively by Company. To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by Company. Executive hereby unconditionally and irrevocably transfers and assigns to Company all right, title and interest in or to any such Work Product. Company and Executive acknowledge that, pursuant to Wash. Rev. Code § 49.44.140(e), any provision in this Agreement requiring an employee to assign his rights in any Work Product does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

5.8  Consideration. In consideration for the obligations and covenants to be performed and fulfilled by Executive under this Paragraph 5, and except for the termination of employment under Section 4.3, Company shall pay to Executive, upon the effective date of the termination of Executive’s employment (except as provided below), an amount equal to the average annual base salary plus the average annual bonus paid to Executive for the two (2) full fiscal years immediately preceding termination. In determining the annual bonuses, there shall be included the cash amounts as well as that value ascribed for financial accounting purposes on the dates of the grants to any and all option and share grants given to Executive. Notwithstanding anything to the contrary contained in this Section 5.8, in the event of the termination of Executive’s employment under Section 4.1 above, the payment required to be made by Company to Executive under this Section 5.8 shall be paid as follows:

(a)  $100,000.00 upon the effective date of the termination of employment; and

(b)  The balance paid one (1) year after the effective date of the termination of employment, provided that Margaret Thomas is employed by Company during the entire said one (1) year period; in other words, if Margaret Thomas is not employed by Company during the entire said one (1) year period, then Company shall have no obligation to pay said balance to Executive.

5.9  Definitions.

(a)  A “Competitor,” as used herein, shall mean any person, company (except Company), firm, organization or other entity which engages in the development, marketing, organizing, operation or conducting of student educational tours, including without limitation, those educational tours designed for primary and secondary school students.

(b)  The term “Trade Secret” shall be given its broadest possible interpretation and shall mean any and all documents, information or other data (whether recorded or otherwise) (as defined below), which concerns Company or its business and which (i) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Such Trade Secret Information includes, without limitation, information related to Company’s student customers, potential student customers, suppliers, partners, service providers, travel operators, marketing plans, advertising, contracts, potential contracts, tour group leaders, potential tour group leaders, tour group leader training plans, strategies, forecasts, pricing, methods, practices, techniques, business plans, financial plans, research, development, purchasing, accounting, programming and/or tour development.

(c)  The term “Confidential Information” shall also be given its broadest possible interpretation and shall mean any and all information disclosed or made available by Company to Executive, including without limitation any information which is not publicly known or available upon which Company’s business or success depends.

(d)  “Noncompete Period” shall be the two (2) year period immediately following the end of the Term of Employment.

(e)  “Nonsolicitation Period” shall be the two (2) year period immediately following the end of the Term of Employment.

(f)  “Restricted Area” shall be any state, province, territory or foreign country in which Company markets, operates or conducts its educational tour programs during the Term of Employment.

6.  EQUITABLE REMEDIES.

6.1  Injunctive Relief. Executive acknowledges and agrees that the covenants set forth in Paragraph 5 herein are reasonable and necessary for protection of Company’s business interests, that irreparable injury will result to Company if Executive breaches any of the terms of said covenants and that, in the event of Executive’s actual or threatened breach of said covenants, Company will have no adequate remedy at law. Executive accordingly agrees that, in the event of actual or threatened breach of any of such covenants, Company shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovering of any damages which it is able to prove. Each of the covenants in Paragraph 5 shall be construed as independent of any other covenants or provisions of this Agreement. In the event of any judicial determination that any of the covenants set forth in Paragraph 5 herein or any other provisions of the Agreement are not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

6.2  Specific Enforcement. Executive agrees and acknowledges that he is obligated under this Agreement to render services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, so that the loss thereof could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, Company shall have the right to obtain specific performance hereof by Executive and to obtain injunctive relief against the performance of service elsewhere by Executive during the Term of Employment.

7.  GENERAL.

7.1  Entire Agreement. This Agreement contains the entire under-standing between the parties hereto with respect to the subject matter herein and supersedes all other oral and written agreements or understandings that may exist between them concerning the subject matter herein.

7.2  Amendment. This Agreement may not be modified, amended, altered or supplemented except by written agreement between Executive and Company.

7.3  Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signature.

7.4  Jurisdiction. Each party hereby consents to the exclusive jurisdiction of the state and federal courts sitting in Spokane, Washington, in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each party further agrees that personal jurisdiction over him or it may be effected by service of process by registered or certified mail addressed as provided in Section 9.9 herein, and that when so made shall be as if served upon him or it personally within the State of Washington.

7.5  Expenses. In the event an action at law or in equity is required to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs in addition to any other relief to which that party may be entitled.

7.6  Interpretation. The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof. No provision of this document is to be interpreted for or against any party because that party or party’s legal representative drafted it.

7.7  Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets or similar reorganization. In no event may Executive assign any rights or duties under this Agreement.

7.8  Controlling Law; Severability. The validity and construction of this Agreement or of any of its provisions shall be determined under the laws of the State of Washington. Should any provision of this Agreement be invalid either due to the duration thereof or the scope of the prohibited activity, such provision shall be limited by the court to the extent necessary to make it enforceable and, if invalid for any other reason, such invalidity or unenforceability shall not affect or limit the validity and enforceability of the other provisions hereof.

7.9  Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally received by the party to whom it is sent or delivered, or if sent by registered or certified mail, postage prepaid, to Executive’s residence in the case of notice to Executive, or to its principal office if to Company. A notice is deemed received or delivered on the earlier of the day received or three (3) days after being sent by registered or certified mail in the manner described in this Section.

7.10  Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

7.11  Survival. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of each party under Paragraphs 4, 5 and 6 shall survive the termination of Executive’s employment with Company.

7.12  Key Man Life Insurance. At any time during the Term of Employment, Company may, but shall not be obligated to, take out and maintain, at Company’s sole cost and expense, one or more insurance policies on the life of Executive, with Company being the sole owner and sole beneficiary. Company shall have the right, at any time and from time to time during the Term of Employment, to increase or decrease the amount(s) of such insurance. Executive agrees to cooperate with Company in connection with such policies, including but not limited to the taking of medical examinations.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AMBASSADORS GROUP, INC.

By:____________________________
Chadwick J. Byrd
Chief Financial Officer

By: ____________________________
Richard D. C. Whilden
Chairman of Compensation Committee

________________________________
JEFFREY D. THOMAS